Exhibit 99.1

Inotiv, Inc. Announces Fourth Quarter and Full Year Fiscal 2021 Financial Results

WEST LAFAYETTE, IN, December 16, 2021 – Inotiv, Inc. (NASDAQ: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q4 FY 2021”) and twelve months (“12M FY 2021”) ended September 30, 2021.

4Q FY 2021 Highlights

●	Revenue grew 90.7% to $30.1 million, from $15.8 million during the three months ended September 30, 2020 (“Q4 FY 2020”), driven by internal growth of $6.7 million and incremental revenue from HistoTox Labs, Inc. (“HistoTox Labs”), Bolder BioPATH, Inc. (“Bolder BioPATH”) and Gateway Pharmacology Laboratories LLC (“Gateway Pharmacology”) totaling $7.6 million.
●	Gross profit increased 123.0% to $10.3 million, from $4.6 million in Q4 FY 2020, reflecting higher revenue and a 496 basis point expansion in gross margin to 34.3%.
●	Operating loss totaled $(3.4) million, compared to an operating loss of $(1.4) million in Q4 FY 2020, reflecting an increase in operating expenses, which more than offset higher gross profit on higher revenue. The increase in operating expenses reflects higher strategic investment in unallocated corporate general and administrative expense (“G&A”) to support additional future revenue growth, which included recruiting and relocation expense, higher compensation expense (including non-cash stock compensation), transaction costs related to the acquisition of Envigo RMS Holding Corp. (or “Envigo”) incurred through September 30, 2021 prior to the closing, an increase in sales commissions due to higher sales awards and an increase in startup costs for internal investments in new service offerings.
●	Net income was $9.4 million, or $0.06 per diluted share, compared to a net loss of $(1.8) million, or $(0.16) per diluted share, in Q4 FY 2020. Net income for Q4 FY 2021 includes the positive impact of the forgiveness of the Company's Paycheck Protection Program loan (“PPP”) in the amount of $4.9 million and $8.4 million of fair value remeasurement on the convertible notes issued in September 2021.
●	Adjusted EBITDA increased to $4.3 million, from $156,000 in Q4 FY 2020.
●	Book-to-bill ratio of 1.77x for services business.
●	Ending backlog of $81.4 million, up 31.3% compared to $62.0 million at June 30, 2021, and up 85.8% from $43.8 million at September 30, 2020.

12M FY 2021 Highlights

●	Revenue grew 48.2% to $89.6 million, from $60.5 million during the twelve months ended September 30, 2020 (“12M FY 2020”), driven by internal growth of $17.3 million and incremental revenue from HistoTox Labs, Bolder BioPATH and Gateway Pharmacology totaling $11.8 million.
●	Gross profit increased 65.4% to $30.2 million, from $18.2 million in 12M FY 2020, reflecting higher revenue and a 350 basis point expansion in gross margin to 33.7%.
●	Operating loss totaled $(5.6) million, compared to an operating loss of $(3.1) million in 12M FY 2020, reflecting an increase in operating expenses, including those impacting the 4Q FY 2021 results, which more than offset higher gross profit on higher revenue.
●	Net income was $10.9 million, or $0.19 per diluted share, compared to a net loss of $(4.7) million, or $(0.43) per diluted share, in 12M FY 2020. Net income for 12M FY 2021 includes the positive impact of the loan forgiveness and fair value remeasurement noted above, and the impact of a non-cash tax benefit of $5.0 million relating to a partial release of the Company’s valuation allowance for deferred tax liabilities acquired with the acquisitions of Bolder BioPATH and Gateway.
●	Adjusted EBITDA increased 223.5% to $9.3 million, from $2.9 million in 12M FY 2020.
●	Book-to-bill ratio of 1.52x for services business.

Significant Events during Q4 FY 2021

●	On July 12, 2021, announced the acquisition of assets from MilliporeSigma’s BioReliance® portfolio to expand genetic toxicology offering and hiring of Gopala Krishna, PhD, to build and lead the startup of the genetic toxicology business.
●	On July 15, 2021, announced the acquisition of laboratory instrumentation to accelerate the startup and development of laboratory services pursuing cell and gene therapy as well as traditional biotherapeutics and immunotherapies.
●	On August 2, 2021, announced the acquisition of Gateway Pharmacology for increased drug metabolism & pharmacokinetics (DMPK) technology and capability, as well as a new cell and molecular biology suite capable of delivering in vitro solutions in pharmacology and toxicology early in drug discovery.
●	On September 21, 2021, announced the entry into an agreement to purchase Envigo, a leading global provider of research models and services.
●	On September 27, 2021, announced the closing of an offering of $140,000,000 aggregate principal amount of 3.25% convertible senior notes due 2027, including $15,000,000 of additional notes, in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
●	During the quarter, received notice that the PPP loan was forgiven for $4.9 million.

Subsequent Events

●	On October 4, 2021, announced the acquisition of Plato BioPharma, Inc., a Colorado-based in vivo pharmacology research and drug discovery company specializing in cardiovascular, renal, pulmonary and hepatic therapeutic areas.
●	On November 2, 2021, the Audit Committee of the Board of Directors of the Company approved the engagement of Ernst & Young as its new independent registered public accountants for the fiscal year ending September 30, 2022 effective immediately following the completion by RSM of the 2021 Audit.
●	On November 5, 2021, announced the completion of the acquisition of Envigo for base cash consideration of $271.0 million, including adjustments for net working capital and cash balances as provided in the merger agreement of approximately $13.0 million and $48.0 million, respectively, and 9,036,538 Inotiv common shares. The common shares included in the merger consideration include 790,620 shares issuable upon the exercise of certain Envigo stock options that were assumed by the Company in the transaction.
●	In connection with the acquisition of Envigo, the Company announced on November 5, 2021 a new senior secured term loan facility of $165.0 million to fund the cash portion of the acquisition, in addition to using net proceeds from the convertible notes. The term loan facility will accrue interest at the prevailing LIBOR rate, plus a margin of between 6.00% and 6.50%. The initial interest rate is LIBOR plus 6.25%, and the term loan facility will mature on November 5, 2026.

Robert Leasure, Jr., the Company's President and Chief Executive Officer, commented, “Our strong fourth quarter fiscal 2021 financial results capped off a transformational year for Inotiv, reflecting our success expanding existing operations and services, starting up new services, and acquiring strategic assets. In fiscal 2021, we invested in state-of-the-art DMPK and cell and molecular biology laboratories at our St. Louis facility and additional vivarium capacity at our West Lafayette facility. We also developed new in-house capabilities through internal startups in the areas of SEND reporting, cardio safety pharmacology, clinical pathology, biotherapeutics, histopathology for devices, and genetic toxicology. And we consummated the strategic acquisitions of HistoTox Labs, Bolder BioPATH, and Gateway Pharmacology, as well as critical genetic toxicology assets and modern cell and molecular biology instrumentation. Finally, we made significant growth-enabling investments in G&A, including in our people, infrastructure, and systems.”

Mr. Leasure concluded, “We continued our momentum after quarter-end, completing the acquisitions of Plato BioPharma, a complementary in vivo pharmacology platform, and Envigo, a leading global provider of research models and services. Envigo adds meaningful scale, expands our geographic footprint, diversifies our customer base, and creates significant cross-selling opportunities. Reported earnings this quarter and fiscal year were impacted by our strategic investments in internal startup costs, acquisition-related expenses, and recruiting and retention-related expenses. We believe that the investments we are making today will drive future growth and deliver higher operating margins and improved service for our clients. Over the longer term, we are targeting organic revenue growth in the high-single to low-double digits and EBITDA margins in the range of 18% to 22%. In the near-term, we are optimistic for continued strong revenue growth based on our quarter-end backlog of $81.4 million as well as anticipated contributions from recent acquisitions, internal expansions and new services.”

Q4 FY 2021 Review

Revenue increased 90.7% to $30.1 million, compared with $15.8 million in Q4 FY 2020, which was primarily driven by our service segment. Service segment revenue for Q4 FY 2021 increased 93.3% to $29.0 million, from $15.0 million in the prior year period. The increase in Service revenue was due to internal growth year over year as well as incremental revenue from the acquisitions of HistoTox Labs, Bolder BioPATH and Gateway Pharmacology.

Cost of Service revenue as a percentage of Service revenue decreased to 65.8% in Q4 FY 2021, from 71.1% in the prior year period, reflecting greater utilization of recently expanded capacity.

Product segment revenue increased 40.9% to $1.1 million in Q4 FY 2021, from $0.8 million in the prior year period.

Cost of Product revenue as a percentage of Product revenue increased to 64.4% in Q4 FY 2021 from 63.4 % in the prior year period, due to mix of products sold.

Operating expenses increased by 128.8%, or $7.7 million, as the Company continued to build the infrastructure for growth, which included additional headcount, recruiting, relocation expense, sales commissions, non-cash stock compensation expense, costs associated with acquisitions and investments in building out new service offerings. Additionally, there was an increase in selling expenses due to an increase in travel cost as our sales and marketing teams have traveled more as the COVID-19 pandemic eases and an increase in commissions due to higher sales awards. During Q4 FY 2021, we continued investing in additional service offerings that we brought in house such as laboratory solutions, medical device pathology, biotherapeutics and genetic toxicology.

The Company believes that unallocated corporate G&A as a percentage of revenue will decline over the long-term as it continues to scale and grow its business.  The Company’s long-term objective is for unallocated corporate G&A to reach between 6% and 8% of revenue.

Net income in Q4 FY 2021 totaled $9.4 million, or $0.06 per diluted share, compared to a net loss of $(1.8) million, or $(0.16) per diluted share in Q4 FY 2020. Net income in Q4 FY 2021 was driven by gains of $4.9 million of PPP loan forgiveness and $8.4 million of fair value remeasurement on the convertible notes issued in September 2021.

Adjusted EBITDA increased to $4.3 million in Q4 FY 2021, compared to $156,000 in Q4 FY 2020 due to improved margins on higher revenue.

12M FY 2021 Review

Total revenue increased 48.2% to $89.6 million in 12M FY 2021, from $60.5 million in the prior year period, driven primarily by our Service segment. Service segment revenue for 12M FY 2021 increased 50.1% to $85.8 million, from $57.2 million in the prior year period. The majority of the increase in revenue was due to internal growth, augmented by $11.8 million of incremental revenue from the acquisitions of HistoTox Labs, Bolder BioPATH, and Gateway Pharmacology.

Cost of Service revenue as a percentage of Service revenue decreased to 66.7% in 12M FY 2021, from 70.0 % in the prior year period. The reduction in Cost of Service revenue as a percentage of Service revenue is due primarily to improved operating leverage and the greater utilization of recently expanded capacity.

Product segment revenue increased 14.6% to $3.8 million in 12M FY 2021, from $3.3 million in the prior year period, reflecting higher sales of analytical instruments, partially offset by a decrease in Culex in-vivo sampling systems and other instruments.

Cost of Product revenue as a percentage of Product revenue in 12M FY 2021 decreased to 58.0%, from 67.6% in the prior year period, due to expense reductions implemented in the last half of FY 2020 and improved margins on higher sales.

Operating expenses in 12M FY 2021 increased year over year by 68.0%, or $14.5 million, as the Company continued to build the infrastructure for anticipated growth, which included additional headcount, recruiting, relocation expense, sales commissions, non-cash stock compensation expense, costs associated with acquisitions and investments in business development to build out new service offerings. For the 12M FY 2021, the Company began investing in additional service offerings such as software solutions and human resources to support existing internal expertise in the area of SEND (Standard for the Exchange of Nonclinical Data) data management and delivery investments in SEND reporting, safety pharmacology, clinical pathology, medical device pathology, biotherapeutics and genetic toxicology.

Net income for 12M FY 2021 totaled $10.9 million, or $0.19 per diluted share, compared to a net loss of $(4.7) million, or $(0.43) per diluted share, in the prior year period. Net income in FY 2021 was driven by gains of $4.9 million of PPP loan forgiveness in the fourth quarter, $8.4 million of fair value remeasurement on the convertible notes issued in September 2021 and the YTD impact of a non-cash tax benefit of $5.0 million relating to a partial release of the Company’s valuation allowance for deferred tax liabilities acquired with the acquisitions of Bolder BioPATH and Gateway.

Adjusted EBITDA increased 223.5% to $9.3 million for 12M FY 2021, compared to $2.9 million for 12M FY 2020 due to improved margins on higher revenue.

Cash Provided by Operating Activities and Financial Condition

As of September 30, 2021, the Company had $156.9 million in cash and cash equivalents, $163.9 million of current and long-term debt, a $0 balance and $5.0 million of availability on its general line of credit, and a $1.7 million balance on a $3.0 million equipment loan.

In September 2021, the Company closed an offering of $140.0 million aggregate principal amount of 3.25% convertible senior notes due 2027. The gross proceeds to the Company were approximately $134.2 million after deducting the initial purchaser’s discounts and commissions and estimated offering expenses. A portion of the proceeds, together with a new senior secured term loan facility agreement entered into in November 2021 were used in November 2021 to close on the acquisition of Envigo and to repay the outstanding bank debt under the Company’s credit facilities that were in place as of September 30, 2021.

Cash provided by operating activities was $10.7 million for 12M FY 2021, compared to $1.3 million in 12M FY 2020. For the twelve months ended September 30, 2021, cash from operations, cash on hand, $2.1 million from an equipment line of credit and $2.8 million on borrowings from a term loan together funded capital expenditures of $12.5 million for the investment in laboratory equipment to increase capacity at all locations, facility improvements at the Fort Collins location and the purchase and expansion of our St. Louis facility. Borrowings on term loans totaling $15.0 million and proceeds from the issuance of common stock together funded the cash paid for acquisitions.

Conference Call

Management will host a conference call on Thursday, December 16, 2021, at 4:30 pm ET to discuss fourth quarter and fiscal year 2021 reported results.

Interested parties may participate in the call by dialing:

●(877) 407-9753 (Domestic)
●(201) 493-6739 (International)

The live conference call webcast will be accessible in the Investors section of the Company’s website and directly via the following link:

https://78449.themediaframe.com/dataconf/productusers/bas2/mediaframe/47348/indexl.html

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA for the three and twelve months ended September 30, 2021 and 2020 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third-party costs, such as recruiting costs, consulting fees related to the adoption of two accounting standards, and expenses for rebranding and new website launch.  The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world.  Further information about Inotiv can be found here: https://www.inotivco.com/.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our services and products, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(unaudited)	(unaudited)
Service revenue	$28,974	$14,992	$85,832	$57,177
Product revenue	1,102	782	3,773	3,292
Total revenue	30,076	15,774	89,605	60,469

Cost of service revenue	19,058	10,655	57,262	40,006
Cost of product revenue	710	496	2,187	2,226
Total cost of revenue	19,768	11,151	59,449	42,232
Gross profit	10,308	4,623	30,156	18,237
Operating expenses:
Selling	1,174	701	3,517	3,373
Research and development	115	76	405	617
General and administrative	11,791	4,772	30,375	16,977
Start up costs	636	445	1,477	333
Total operating expenses	13,716	5,994	35,774	21,300
Operating loss	(3,408)	(1,371)	(5,618)	(3,063)
Interest expense	(520)	(405)	(1,683)	(1,490)
Other income	13,240	21	13,420	15
Net income (loss) before income taxes	9,312	(1,774)	6,119	(4,538)
Income tax (benefit) expense	(70)	18	(4,776)	147
Net income (loss)	$9,382	($1,792)	$10,895	($4,685)

Basic net income (loss) per share	$0.59	($0.16)	$0.83	($0.43)
Diluted net income (loss) per share	$0.06	($0.16)	$0.19	($0.43)

Weighted common shares outstanding:
Basic	15,912	10,976	13,191	10,851
Diluted	16,473	10,976	13,865	10,851

Note – Certain prior quarter and year to date amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

INOTIV, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30,	September 30,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$138,924	$1,406
Restricted cash	18,000	—
Accounts receivable
Trade, net of allowance of $668 at September 31, 2021 and $561 at September 30, 2020	20,734	8,681
Unbilled revenues and other	7,630	2,142
Inventories, net	602	700
Prepaid expenses and other current assets	3,129	2,371
Total current assets	189,019	15,300
Property and equipment, net	47,978	28,729
Operating lease right-of use-assets, net	8,358	4,001
Finance lease right-to use assets, net	60	4,778
Goodwill	51,927	4,368
Other intangible assets, net	24,233	4,261
Other assets	281	156
Total assets	$321,856	$61,593
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,163	$3,196
Accrued expenses	8,777	2,856
Current portion of contingent liability	167	—
Customer advances	26,614	11,392
Capex line of credit	1,749	2,613
Current portion on long-term operating lease	1,959	866
Current portion of long-term finance lease	24	4,728
Current portion of long-term debt	9,656	5,991
Total current liabilities	55,109	31,642
Long-term operating leases, net	6,554	3,344
Long-term finance leases, net	39	44
Long-term portion of contingent liability	473	—
Long-term debt, less current portion, net of debt issuance costs	154,209	18,826
Deferred tax liabilities	344	141
Total liabilities	216,728	53,997
Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
No Series A shares at September 30, 2021 and 25 Series A shares at September 30, 2020 issued and outstanding at $1,000 stated value	—	25
Common shares, no par value:
Authorized 19,000,000 shares; 15,931,485 issued and outstanding at September 30, 2021 and 10,977,675 at September 30, 2020	3,945	2,706
Additional paid-in capital	112,198	26,775
Accumulated deficit	(11,015)	(21,910)
Total shareholders’ equity	105,128	7,596
Total liabilities and shareholders’ equity	$321,856	$61,593

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
GAAP Net income (loss)	$ 9,382	$ (1,792)	$ 10,895	$ (4,685)
Add back (a):
Interest expense	$ 520	$ 405	$ 1,683	$ 1,490
Income taxes (benefit) expense	$ (70)	$ 18	$ (4,776)	$ 147
Depreciation and amortization	$ 2,084	$ 1,212	$ 6,268	$ 4,074
Stock option expense	$ 747	$ 160	$ 1,786	$ 540
United Kingdom lease liability reversal benefit (1)	$ -	$ 11	$ (179)	$ (180)
Acquisition and integration costs (2)(3)	$ 4,249	$ -	$ 5,377	$ 339
Startup costs	$ 636	$ 101	$ 1,477	$ 333
Other non-recurring, third-party costs	-	$ 41	-	$ 823
PPP loan forgiveness	$ (4,851)	$ -	$ (4,851)	$ -
Gain on fair value remeasurement of convertible notes (4)	$ (8,362)	$ -	$ (8,362)	$ -
Adjusted EBITDA (b)	$ 4,335	$ 156	$ 9,318	$ 2,881

(a)	Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2021 and 2020 include, but are not limited to, the following:
(1)	We benefited from the initial reduction in our United Kingdom lease liability for a portion of the reserve for lease related liabilities that were no longer owed due to the statute of limitations.
(2)	For the three and twelve months ended September 30, 2021, charges for legal services, accounting services, travel, and other related activities in connection with the acquisitions of HistoTox Labs, Bolder BioPATH, Gateway Pharmacology, Envigo and Plato BioPharma, Inc.
(3)	For the twelve months ended September 30, 2020, charges for legal services, accounting services, travel, and other related activities in connection with the acquisition of Preclinical Research Services.
(4)	For the three and twelve months ended September 30, 2021, gain of $8,362 resulting from the fair value remeasurement of the conversion feature of the convertible senior note.

(b)	Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs, startup costs, other non-recurring third-party costs, PPP loan forgiveness and gain on fair value remeasurement of convertible notes.

RECONCILIATION OF GAAP TO NON-GAAP SELECTED BUSINESS SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30, 2021		September 30, 2021
	2021	2020	2021	2020
Services
Revenue	$ 28,974	$14,992	$85,832	$57,177
Operating income	4,962	2,459	13,986	8,852
Operating income as a % of total revenue	16.5%	15.6%	15.6%	14.6%
Add back (c):
Depreciation and amortization	1,855	1,095	5,320	3,271
Stock option expense	-	-	-	(17)
United Kingdom lease liability reversal benefit (5)	-	-	-	-
Acquisition and integration costs (6)(7)	-	-	-	-
Startup costs	636	101	1,477	333
Other non-recurring, third party costs	-	41	-	823
Total non-GAAP adjustments to operating income	$ 2,491	$1,237	$ 6,797	$ 4,410
Non-GAAP operating income (d)	$ 7,453	$3,696	$ 20,783	$ 13,262
Non-GAAP operating income as a % of total revenue	24.8%	23.4%	23.2%	21.9%

Products
Revenue	$ 1,102	$782	$ 3,773	$ 3,292
Operating income/(loss)	-	10	202	(437)
Operating income/(loss) as a % of total revenue	0.0%	0.1%	0.2%	-0.7%
Add back (c):
Depreciation and amortization	8	5	34	24
Stock option expense	-	-	-	-
United Kingdom lease liability reversal benefit	-	-	-	-
Acquisition and integration costs (6)(7)	-	-	-	-
Startup costs	-	-	-	-
Other non-recurring, third party costs	-	-	-	-
Total non-GAAP adjustments to operating income/(loss)	$ 8	$5	$ 34	$ 24
Non-GAAP operating income/(loss) (d)	$ 8	$15	$ 236	$ (413)
Non-GAAP operating income/(loss) as a % of total revenue	0.0%	0.1%	0.3%	-0.7%

Unallocated Corporate G&A	$ (8,370)	$(3,840)	$ (19,806)	$ (11,478)
Unallocated corporate G&A as a % of total revenue	-27.8%	-24.3%	-22.1%	-19.0%

Add back (c):
Depreciation and amortization	221	227	914	779
Stock option expense	747	160	1,786	557
United Kingdom lease liability reversal benefit	-	28	(179)	(180)
Acquisition and integration costs (6)(7)	4,249	-	5,377	339
Startup costs	-	-	-	-
Other non-recurring, third party costs	-	-	-	-
Total non-GAAP adjustments to unallocated corporate G&A	$ 5,217	$415	$ 7,898	$ 1,495
Non-GAAP unallocated corporate G&A	$ (3,153)	$(3,425)	$ (11,908)	$ (9,983)
Non-GAAP unallocated corporate G&A as a % of total revenue	-10.5%	-21.7%	-13.3%	-16.5%

Total
Revenue	$ 30,076	$15,774	$ 89,605	$ 60,469
Operating (loss)	(3,408)	(1,371)	(5,618)	(3,063)
Operating (loss) as a % of total revenue	-11.3%	-8.7%	-6.3%	-5.1%
Add back (c):
Depreciation and amortization	2,084	1,327	6,268	4,074
Stock option expense	747	160	1,786	540
United Kingdom lease liability reversal benefit (4)	-	28	(179)	(180)
Acquisition and integration costs (6)(7)	4,249	-	5,377	339
Startup costs	636	101	1,477	333
Other non-recurring, third party costs	-	41	-	823
Total non-GAAP adjustments to operating income	$ 7,716	$1,657	$14,729	$ 5,929
Non-GAAP operating income (d)	$ 4,308	$286	$ 9,111	$ 2,866
Non-GAAP operating income as a % of total revenue	14.3%	1.8%	10.2%	4.7%

(c)	Adjustments to certain GAAP reported measures for the three and twelve months ended September 30, 2021 and 2020 include, but are not limited to, the following:
(5)	We benefited from the initial reduction in our United Kingdom lease liability for a portion of the reserve for lease related liabilities that were no longer owed due to the statute of limitations.
(6)	For the three and twelve months ended September 30, 2021, charges for legal services, accounting services, travel, and other related activities in connection with the acquisitions of HistoTox Labs and Bolder BioPATH.
(7)	For the twelve months ended September 30, 2020, charges for legal services, accounting services, travel, and other related activities in connection with the acquisition of Preclinical Research Services.

(d)	Adjusted operating income – Operating income before depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit and foreign currency impact on liability, non-recurring acquisition and integration costs, startup costs and other non-recurring third-party costs.